Exhibit 10.4

MOLINA HEALTHCARE, INC.

2005

DEFERRED COMPENSATION PLAN

MOLINA HEALTH CARE, INC.

2005

DEFERRED COMPENSATION PLAN

This Deferred Compensation Plan (the “Plan”) is adopted effective January 1, 2005, by MOLINA HEALTH CARE, INC., a California corporation (the “Company”) with reference to the following:

A. The Company originally established a Deferred Compensation Plan for key employees, effective September 1, 1999 (the “Original Plan”). The Original Plan was amended on March 29, 2001.

B. As a result of the adoption of section 409A of the Internal Revenue Code of 1986 (the “Code”), the Original Plan was frozen effective at midnight on December 31, 2004.

C. This Plan was implemented on the Effective Date to replace the Original Plan with a new plan that complies with the requirements of Code section 409A and the related Treasury Regulations (and other guidance from the Internal Revenue Service) thereunder (collectively, the “409A Requirements”). Under the 409A Requirements, this Plan is deemed to be in compliance with the written plan provisions of Code section 409A so long as this document is executed on or before December 31, 2007.

D. This Plan is established to provide key employees of the Company and its subsidiaries a tax deferred, capital accumulation program. The Plan is intended to provide benefits to a select group of management or highly compensated personnel in order to attract and retain the highest quality executives. The Company does not intend for this to be a qualified plan within the meaning of sections 401(a) and 501(a) of the Code.

C. This Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Company contributions and voluntary compensation deferrals shall be held in a “Rabbi Trust,” as that term is defined in Revenue Procedure 92-64, 1992-2 C.B. 422.

NOW, THEREFORE, the Company hereby adopts this 2005 Plan on the following terms and conditions:

1.	Definitions. Whenever used in this Plan, the following words and phrases shall have the meaning set forth below, unless a different meaning is expressly provided or plainly required by the context in which the words or phrases are used:

1.1.	Beneficiary means a person designated by a Participant to receive Plan benefits in the event of the Participant’s death.

1.2.	Board means the Board of Directors of the Company and its successors.

1.3.	Change in Control means, a Change in Ownership, a Change in the Effective Control, a Change in Assets or a termination of the Plan and distribution of compensation deferred hereunder within twelve (12) months after any of the foregoing events. For purposes of this Section, “Company” shall include (i) the company for which a Participant is performing services at the time of the Change in Control, (ii) the company liable for the payment of the deferred compensation (or all companies liable if more than one company is liable), or a company that is a majority shareholder of a company identified in (i) or (ii), or any company in a chain of companies in which each company is a majority shareholder of another company in the chain, ending in a company identified in (i) or (ii). The events described in this section will not be considered to occur, with respect to an employee of a participating entity, if a participating entity is sold and the employee of the participating entity continues employment with the Employer subsequent to the sale. The events described in this section have the following meanings:

a.	“Change in Ownership” means the acquisition of stock by any one person or persons acting in concert (a “group”) of the Company, that when added to the stock of the person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The acquisition of additional stock by any person or group who are already considered to own more than 50% of the stock of the Company shall not constitute a change in ownership of the Company. An increase in the percentage of stock owned by any person or group, as result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

b.	“Change in the Effective Control” means the occurrence of any of the following events, despite the fact that the Company has not undergone a Change in Ownership as described above:

i.	The acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of stock of the Company possessing 35% or more of the total voting power of the stock, except if such acquisition is the result of a change in “record ownership” and not a change in “beneficial ownership;”

ii.	The replacement of a majority of the Company’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election; or

iii.	A transaction between the Company and another company resulting in a Change in Control.

iv.	Provided that this section shall not apply to the acquisition of additional control of the Company by any person or group, if that person or group is considered to effectively control the Company prior to the acquisition.

c.	“Change in Assets” means the acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company, that have a total gross fair market value equal to, or more than, 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. A transfer of assets by the Company will not be treated as a Change in Assets if the assets are transferred to any of the following (determined immediately after the transfer):

i.	A shareholder of the Company (as determined, immediately before the asset transfer) in exchange for or with respect to its stock;

ii.	An entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

iii.	A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

iv.	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).

For purposes of this subsection (c), the gross fair market value of assets is the value of the assets of the Company or the value of the assets being disposed of with regard to any liabilities associated with such assets. If assets are transferred to an entity that is controlled by the shareholders of the transferring company immediately after the transfer, there is no Change in Control.

1.4.	Company means Molina Health Care, Inc., a California corporation.

1.5.	Disability means with respect to a Participant (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.6.	Effective Date means January 1, 2005.

1.7.	Key Employee means an employee of the Company or a Subsidiary, who is (A) a member of a select group of management or highly compensated employees within the meaning of §2520.104-23 of the Department of Labor ERISA Regulations, (B) projected to receive Plan Year Compensation (base pay plus bonus), including amounts deferred to any 401(k) Plan, Deferred Compensation Plan, or Cafeteria Plan maintained by the Company, of $125,000 or more and (C) designated by the Plan Committee as a Key Employee.

1.8.	Participant means (A) a Key Employee who timely files a Written Election pursuant to Section 2.3, below, and (B) a former Employee who, at the time of his termination from employment, retirement, death, or occurrence of Disability, retains, or whose beneficiary retains, benefits earned under the Plan in accordance with its terms. A Participant is considered an Active Participant in the Plan until the earliest of the following: (A) the Participant retires, dies or becomes Disabled under the terms of this Plan; or (B) the Participant is no longer a key Employee and such Participant has received distribution of his entire benefit hereunder; or (C) the Participant terminates employment with the Company.

1.9.	Plan means the Molina Health Care, Inc. 2005 Deferred Compensation Plan established by this document and the Trust Agreement established in connection herewith.

1.10.	Plan Committee means the individuals appointed by the Board from time to time to administer the Plan as provided herein.

1.11.	Plan Year means the calendar year.

1.12.	Plan Year Compensation means the total income paid to an Active Participant by the Company or a Subsidiary during any Plan Year, or portion thereof in which he is a Participant in this Plan, as reflected on the Participant’s form W-2.

1.13.	Specified Employee means a key employee of the Company, as defined in section 416(i) of the Code without regard to paragraph five (5) thereof.

1.14.	Subsidiary means any entity in which the Company owns not less than 80% of the outstanding voting interests. As of the Effective Date, the Company’s subsidiaries consist of Molina Healthcare of California, a California corporation, Molina Healthcare of Utah, Inc., a Utah corporation, Molina Healthcare of Washington, Inc., a Washington corporation, Molina Healthcare of Michigan, Inc., a Michigan corporation, Molina Healthcare of Indiana, Inc., an Indiana corporation, Molina Healthcare of Ohio, Inc., an Ohio corporation, Molina Healthcare of Texas, Inc., a Texas corporation, and Health Care Horizons, Inc., a Michigan corporation (whose wholly owned subsidiary is Molina Healthcare of New Mexico, Inc., a New Mexico corporation).

1.15.	Trust Agreement means the grantor trust established in connection with this Plan between the Company as grantor and the Trustee.

1.16.	Trustee means Union Bank of California and any successor institutional trustee named to succeed such Trustee under the terms of the Trust Agreement established in connection with this Plan.

1.17.	Unforeseeable Financial Emergency means: (i) an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent; (ii) the loss of the Participant’s or beneficiary’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

2.	Participation.

2.1 Eligibility. An employee of the Company or a Subsidiary is eligible to participate in this Plan upon meeting the criteria for Key Employee specified in Section 1.7. Any Key Employee who was a Participant in the Original Plan and who continued in the employ of the Company on the Effective Date will continue to be a Participant in this Plan, subject to the right of the Company’s Chief Executive to no longer designate such employee as a Key Employee thereafter.

2.2 Entry Date. An employee of the Company or a Subsidiary who met the eligibility requirement specified in Section 2.1 as of the Effective Date of this Plan is a Participant in the Plan as of the Effective Date. Newly eligible employees who have met the enrollment requirements under Section 2.3 of the Plan shall commence participation in the Plan within thirty (30) days of their date of hire. An employee of the Company or a Subsidiary who meets the eligibility requirements specified in Section 2.1 but fails to meet the requirements in accordance with Section 2.3 within the period required, shall become a Participant in this Plan on the first day of the next Plan year following submission of a Written Election form as specified in Section 2.3.

2.3 Written Election by Participant. As a condition to participation in the Plan, each newly Eligible Employee shall complete, sign and return to the Administrator a Written Election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan. Annual enrollment shall be in December each year for the following Plan Year. Each Key Employee shall submit a Written Election prior to the first day of the Plan Year in which he or she will be a Participant.

a.	Such Written Election shall be made on the form presented to the Key Employee by the Plan Committee and shall set forth:

(i) his election to participate in this Plan under the terms hereof;

(ii) the amount of Plan Year Compensation the Key Employee has determined to defer under the Plan for the Plan Year, pursuant to Section 3.1 below;

(iii) the investment vehicles into which the Key Employee desires to have his Account invested, as provided in Section 3.5 below, and the percentage of his Account allocated to each elected investment vehicle;

(iv) the date on which his benefit is to be distributed which is the earliest of: (a) the date specified for an In-Service Withdrawal; (b) an Unforeseeable Financial Emergency; (c) the later of (i) when he terminates employment with the Company due to termination of service, retirement, disability, death, Change in Control of the Company or (ii) a date subsequent to his termination of employment specified by the Key Employee;

(v) the form in which his benefit is to be distributed upon termination of service or retirement.

b.	A Participant’s most recently submitted Written Election shall remain in effect for subsequent Plan Years until the Participant changes it in accordance with the following:

(i) A Participant may change the amount of Plan Year Compensation he will defer under the Plan for future Plan Years by submitting a new Written Election to the Company. Such new election must be submitted to the Company on or before the seventh (7th) day immediately preceding the Plan Year for which the new election is to be effective. Any election of the amount of Plan Year Compensation to defer for a given Plan Year shall be irrevocable on and after the first day of the Plan Year for which the election was made.

(ii) A Participant may change the investment vehicle(s) in which he desires to have his Account invested and the percentage of his Account allocated to each investment vehicle by completing and submitting any form or forms required by the Company. Changes in investment vehicle(s) will be made as of the last business day of each month. The Participant must submit the completed form or forms with the requested changes to the Trustee on or before the twenty-fifth (25th) day of the current month (or the last business day immediately preceding the twenty-fifth of the month) for the changes to be made by the last business day of the current month. Changes requested on forms submitted after the twenty-fifth (25th) day of the current month will be made on the last business day of the following month.

(iii) A Participant may change the date or form of distribution by submitting a new Written Election to the Company, provided that the following conditions are met:

(1)	That such election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	In the case of an election related to a payment other than a payment on account of death, disability or the occurrence of an financial hardship, such payment must be deferred for a period of not less than five (5) years from the date such payment would have otherwise been made, and

(3)	Any election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

2.4 Duration of Participation. Any Key Employee who has become a Participant at any time shall remain a Participant, even though he is no longer an Active Participant, until his entire benefit under the terms of the Plan has been paid to him (or to his Beneficiary in the event of his death), at which time he ceases to be a Participant.

2.5 Maintenance of Records. The annual Designation of Participants by the Plan Committee shall be maintained in the corporate minute book. The Written Elections by Participants shall be maintained in the corporate records with all other files pertaining to this Plan by the Plan Committee.

3.	Contributions and Allocation.

3.1 Participant Contributions. A Participant may elect to defer a portion, up to 100%, of his Plan Year Compensation. For a Participant’s initial Plan Year of participation, the minimum deferral for base pay and bonus pay, combined, must be at least $5,000. For succeeding years of participation, a Participant may not defer an amount less than the minimum established from year to year by the Plan Committee. A written election must be submitted, pursuant to the terms of Section 2.3, specifying the dollar amount or percentage of base pay the employee has chosen to defer. A separate written election must be submitted, pursuant to the terms of Section 2.3, specifying the dollar amount or percentage of bonus pay the employee has chosen to defer. Once a Participant’s contributions for a Plan Year reach his elected dollar amount or percentage, such Participant shall not be allowed to defer additional portions of his Plan Year Compensation for the remainder of the Plan Year. Any deferred amounts in excess of his elected dollar amount or percentage shall be refunded to the Participant as soon as practicable.

3.2 Company Contributions. The Company may, subject to the sole discretion of its Board of Directors, make contributions for the Participants, reserving the right to discriminate among the Participants in the amount or percentage of contributions made in any Plan Year.

3.3 Allocation of Participant Contributions. All amounts which a Participant elects to defer under the terms of this Plan shall be allocated to his Account as of the last business day of each month. Each such Participant Deferral Account shall be credited with earnings as provided in Section 3.5 below.

3.4 Allocation of Company Contributions. Any amounts contributed by the Company on behalf of a Participant under Section 3.2 above shall be allocated to the Company Contribution Account of each Participant. Each such Company Contribution Account shall be credited with earnings as provided in Section 3.5 below.

3.5 Credited Earnings. The Account of each Participant (which includes his Participant Deferral Account established under Section 3.1 and his Company Contribution Account established under Section 3.2) shall be credited as of the last business day of each month with the actual monthly earnings on the investments allocated to his Account. Each Participant shall have the right to designate investments in which all amounts allocated to his Account hereunder are deemed to be invested and to change such designation monthly as provided under Section 2.3(B)(2). Notwithstanding the foregoing, the Trustee shall, at the direction of the Plan Committee, have the duty and authority to invest the trust assets and funds in accordance with the terms of the Trust Agreement, and all rights associated with the trust assets shall be exercised by the Trustee as designated by the Plan Committee and shall in no event be exercisable by or be settled upon Participants or their Beneficiaries.

3.6	Funding. The assets of the Plan shall be held under the Trust Agreement (a “grantor trust”) designated in Article I above. As such, the Plan is intended to be an unfunded plan for purposes of the requirements of ERISA and the Code.

Notwithstanding the provisions under the terms of the Plan that amounts contributed to this Plan, plus earnings thereon, shall be allocated to separate Accounts of Participants, all such amounts credited to such individual Accounts shall remain the general assets of the Employer, and as such shall remain subject to the claims of the general creditors of the Company. This Plan and the related Trust Agreement do not create, nor does any Employee, Participant or Beneficiary have, any right with respect to any specific assets of the Company or the Plan.

4.	Vesting of Accounts. The Participant Deferral Accounts and the Company Contribution Account of each Participant shall be 100% vested in such Participant at all times.

5.	Types of Benefits.

5.1 Retirement Benefit. A Participant’s Retirement Benefit is the unpaid balance of his Accounts which equals the total of all contributions made by the Participant and the Company allocated to his Account and all earnings credited to his Account in accordance with the terms of the Plan and the Trust Agreement, less any distributions already paid.

5.2 Termination of Service Benefit. If a Participant elects to receive his Retirement Benefit upon termination of his employment with the Company, or if a Participant’s employment with the Company terminates prior to distribution of his In-Service Benefit, the Company will pay his Retirement Benefit, calculated under Section 5.1, in the applicable form elected by the Participant in his Written Election.

5.3 Disability Benefit. If a Participant becomes Disabled as defined in Section 1.5 above, the Company will pay his Retirement Benefit, calculated under Section 5.1, in the applicable form elected by the Participant in his Written Election.

A Participant who believes he has suffered a Disability within the meaning of Section 1.5 shall make application to the Plan Committee, on a form prescribed by the Plan Committee, for a determination of whether he is Disabled under the terms of Section 1.5. The Participant shall make such written application to the Plan Committee on or after the date which is at least five (5) consecutive months following the date he first suffered the impairment under consideration. Any determination by the Plan Committee that a Disability exists under the provisions of Section 1.5 shall be effective only after the date the Disability has existed for six (6) consecutive months. All determinations made by the Plan Committee shall be final, and no Participant shall be considered Disabled for any purpose whatsoever under the provisions of this Plan if determined not to be Disabled by the Plan Committee under the procedures set forth in this Section.

The Plan Committee shall notify each Participant who has made application under this Section 5.3, in writing, of its determination within three (3) months of the date the Plan Committee receives the Participant’s application hereunder. The Participant shall cooperate in providing any information to the Plan Committee which it requires in making its determination, including, but not limited to, access to the Participant’s medical records, direct contact with his physician, and physical examination by a physician selected by the Company. Any Participant who does not fully cooperate shall be deemed not Disabled by the Plan Committee and so notified.

5.4 Death Benefit.

(A) If a Participant dies after a distribution has commenced or if the Company has not purchased a life insurance contract in connection with the Participant’s Retirement Benefit, the Company will continue the payments of such distribution otherwise due to the Participant to his designated Beneficiary, in the applicable form elected by the Participant in his Written Election.

(B) If a Participant dies while still employed by the Company and the Company has purchased a life insurance contract in connection with such Participant’s Retirement Benefit, the Company will pay the Participant’s designated Beneficiary the greater of his Retirement Benefit as determined under Section 5.1 above or his Projected Retirement Benefit (as defined below), in the applicable form elected by the Participant in his Written Election. “Projected Retirement Benefit” means the amount determined by projecting the average of the Participant’s contributions for all years of participation hereunder, at an earnings rate periodically set by the Plan Committee, to retirement at age 60.

5.5 In-Service Withdrawal. A Participant may designate a date in the future for receipt of an In-Service Withdrawal with respect to the Participant’s contribution for a given Plan Year. Such withdrawal may be paid while the Participant remains employed with the Company, but shall be paid without Credited Earnings attributable to such Participant Contribution (which Credited Earnings shall be distributed upon termination of employment or retirement) in four (4) equal yearly installments commencing no earlier three (3) years after such Participant’s commencement of participation in the Plan; provided, however, that a Participant may elect to defer commencement of an In-Service Withdrawal subject to the following requirements:

(i)	the Participant must deliver to the Company of a written election not later than twelve (12) months prior to the date the payment is scheduled to be paid;

(ii)	the payments that are subject to the election must be delayed at least five (5) years from the date the payments would have otherwise been made; and

(iii)	the election will not take effect until at least twelve (12) months after the election is made.

5.7 Financial Hardship Benefit. A Participant may request a portion of his Retirement Benefit as a Financial Hardship Benefit at any time by providing the Plan Committee, to its satisfaction, with a written request, proof of an Unforeseeable Financial Emergency, and proof that all other financial resources have been explored and utilized to: (i) receive a partial or full payout from the Plan and/or (ii) suspend any deferrals required to be made by a Participant. The amount of a Financial Hardship Benefit shall be limited to the lesser of the amount needed for the financial hardship or such Participant’s Retirement Benefit. If a Participant receives a distribution as a result of an Unforeseeable Financial Emergency, such Participant may not participate in the Plan during the Plan Year following the year of the hardship distribution.

6.	Distributions.

6.1 Form of Benefits. The Company shall pay benefits in the form associated with Type of Benefit elected by the Participant, and, to the extent a Type of Benefit may be distributed in various forms, the Company shall pay benefits in the form elected by the Participant. The forms of benefits associated with the Types of Benefits are the following:

(A) Retirement Benefit, Termination of Service Benefit, Disability Benefit, and Death Benefit shall be paid in (i) one lump sum; (ii) 5 yearly installments; (iii) 10 yearly installments; or (iv) 15 yearly installments;

(B) In-Service Withdrawal shall be paid as provided in Section 5.5 above;

(C) Unplanned In-Service Benefit shall be paid in one lump sum; and

(D) Financial Hardship Benefit shall be paid in one lump sum.

6.2 Commencement of Payments. The Company will pay, or begin to pay, the Types of Benefits under this Plan to the Participant in accordance with the following:

(A) Retirement Benefit, Termination of Service Benefit, Disability Benefit, and Death Benefit payments shall commence no later than 65 days following the date on which the Participant retires, terminates service, becomes disabled, or dies;

(B) In-Service Withdrawal payments shall commence on the date designated by the Participant on his Written Election pursuant to Section 2.3, provided that such payments are from Participant Contributions that have been in such Participant’s Deferral Account for at least two years;

(C) Financial Hardship Benefit payments shall commence no later than sixty-five (65) days after a request for a Financial Hardship Benefit is approved by the Plan Committee.

Notwithstanding sections 6.2 and 7.3, distributions to a Specified Employee shall not commence earlier than six (6) months after the date such Specified Employee experiences a separation from service (or, if earlier, the date of death of the employee).

7.	Amendment, Termination of Plan, Change in Control.

7.1 Amendment. The Company reserves the right to amend the Plan at any time by resolution of the Plan Committee. The Plan Committee will determine the effective date of any such amendment. The amendment may not deprive any Participant or Beneficiary of any portion of a benefit under the terms of this Plan at the time of the amendment.

7.2 Termination of Plan. The Company reserves the right to terminate the Plan under the following circumstances:

(A)	The Plan Committee may resolve to terminate the Plan provided that:

(i)	all arrangements of the same type (account balance plans, nonaccount balance plans, separation pay plans or other arrangements) are terminated with respect to all participants;

(ii)	no payments other than those otherwise payable under the terms of the plan absent a termination of the plan are made within twelve (12) months of the termination of the arrangement;

(iii)	all payments are made within twenty-four (24) moths of the termination of the arrangement; and

(iv)	the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under the plan aggregation rules at any time for a period of five years following the date of termination of the arrangement.

(B)	The Plan Committee may terminate the Plan and make payments to the participants at any time during the twelve (12) months following a change in control of the corporation;

(C)	A corporate dissolution taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the plan are included in the participants’ gross incomes by the latest of:

(i)	the calendar year in which the plan termination occurs,

(ii)	the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or

(iii)	the first calendar year in which the payment is administratively practicable.

7.3 Change in Control. In the event of a Change in Control, the Company shall, as soon as possible, but in no event later than ten days after the Change in Control, notify the Trustee, and the Trustee or its agent shall immediately calculate the Retirement Benefit of each Participant and distribute such amounts to the Participant or Beneficiary in a lump sum within thirty (30) days of the notification. If the Company fails to notify the Trustee as specified in this section, the Trustee may act upon notification of the “Change of Control” obtained in an alternate manner. The Trustee shall incur no liability to any person for any action taken pursuant to such notification and in conformity with the terms of the Plan.

8.	Benefits Not Funded. Participants and Beneficiaries have the status of unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. A Participant’s or Beneficiary’s interest in the Plan is an unsecured claim against the general assets of the Company, and neither the Participant nor a Beneficiary has any right against the account until the Plan has distributed the benefit. All amounts credited to an account are the general assets of the Company and may be disposed of or used by the Company in such manner as it determines.

Notwithstanding the first paragraph of this Section 8, the Company will make deposits to a trust pursuant to a Trust Agreement, a copy of which is attached, as provided above. Such Trust Agreement created by the Company is intended to be a grantor trust, and any assets held by such trust to assist the Company in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Revenue Procedure 92-64, 1992-2 C.B. 422, promulgated by the Internal Revenue Service. The Company will make a transfer of cash to the trust annually in the amount necessary to pay the deferred compensation required.

It is the intention of the parties that this Plan and the accompanying Trust Agreement shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

9.	Administration.

9.1 Plan Committee. The Plan shall be administered by the Plan Committee. The Plan Committee shall have full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Committee shall have the powers indicated in the foregoing Sections of the Plan and the following additional powers and duties:

(A) To make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;

(B) To interpret the Plan and to decide all questions concerning the Plan;

(C) To determine the amount and the recipient of any payments to be made under the Plan;

(D) To designate and value any investments deemed held in the Accounts; and

(E) To make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the Plan Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive, and binding upon all parties.

9.2 Delegation of Duties. The Plan Committee may delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The Plan Committee shall be fully protected in any action taken, in good faith, in reliance upon any opinions or reports furnished them by any such experts or other persons.

9.3 Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any person serving as a member of the Plan Committee, and each employee of the Company or any of its affiliates appointed by the Plan Committee to carry out duties under this Plan, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

9.4 Liability. To the extent permitted by law, neither the Plan Committee nor any other person shall incur any liability for any acts or for any failure to act except for liability arising out of such person’s own willful misconduct or willful breach of the Plan.

9.5 Claims Review Procedure.

(A) A claim for benefits may be filed, in writing, with the Plan Committee. A written disposition of a claim shall be furnished to the claimant within a reasonable time after the claim for benefits is filed. In the event a claim for benefits is denied, the Plan Committee shall provide the claimant with the reasons for denial.

(B) A claimant whose claim for benefits was denied may file for a review of such denial, with the Plan Committee, no later than 60 days after he has received written notification of the denial.

(C) The Plan Committee shall give a request for review a full and fair review. If the claim for benefits is denied upon completion of a full and fair review, notice of such denial shall be provided to the claimant within 60 days after the Plan Committee’s receipt of such written claim for review. This 60-day period may be extended in the event of special circumstances. Such special circumstances shall be communicated to the claimant in writing within the 60-day period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days after receipt by the Plan Committee of such claim for review.

(D) If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws of a state, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed.

10.	General Provisions

10.1 Designation of Beneficiary. Each Participant shall designate, in writing, prior to the date he first becomes a Participant in the Plan, one or more beneficiaries to receive his benefit under the provisions of Section 5.4. The Participant shall file the written designation with the Plan Committee. The Participant may revoke a previous beneficiary designation by filing a new written beneficiary designation with the Plan Committee.

In any event, if a Participant or Beneficiary who has designated another Beneficiary is divorced, all beneficiary designations executed prior to the effective date of the dissolution of marriage (or other decree or order entered under applicable state law) are automatically revoked under the terms of this Section 10.1. In such event, the Participant or Beneficiary may designate one or more Beneficiaries in accordance with the terms of this Section 9.1. If none is made following the effective date of the dissolution of the marriage, the individual’s benefit shall pass under the laws of intestate succession and the terms of the next following paragraph.

If a Participant fails to file a valid designation of beneficiary with the Plan Committee under the provisions of this Section 10.1, or if a designated Beneficiary fails to survive to receive any or all payments due hereunder, then the death benefit payable under this Plan shall be payable to the Participant’s (or the Beneficiary’s) spouse; if no spouse survives, then to the Participant’s (or Beneficiary’s) children, with equal shares among living children and with the living descendants of a deceased child receiving equal portions of the deceased child’s share; in the absence of spouse or descendants, to the Participant’s (or Beneficiary’s) parents; and in the absence of spouse, descendants or parents, to the Participant’s (or Beneficiary’s) brothers and sisters, with the living descendants of a deceased brother and those of a deceased sister receiving equal portions of the deceased brother’s or sister’s share; in the absence of any of the persons name herein, to the Participant’s (or Beneficiary’s) estate.

For purposes of this Section 10.1, the term “descendant” means all persons who are descended from the person referred to either by birth to or legal adoption by such person, and “child” or “children” includes adopted children.

10.2 Benefits Not Assignable. The rights of each Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any Beneficiary. Neither the Participant nor Beneficiary may assign, transfer or pledge the benefits under this Plan. Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.

10.3 Benefit. This Plan constitutes an agreement between the Company and each of the Participants which is binding upon and inures to the Company, its successors and assigns and upon the Participant and his heirs and legal representatives.

10.4 Headings. The headings of the Articles and Sections of this Plan are included for purposes of convenience only, and shall not affect the construction or interpretation of any of it provisions.

10.5 Notices. All notices, requests, demands, and other communications under this Plan shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified (return receipt requested), postage prepaid, and properly addressed to the last known address to each party as set forth on the first page thereof. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

10.6 No Loans. The Plan does not permit any loans to be made to any Participant or Beneficiary.

10.7 Gender Usage. The use of the masculine gender includes the feminine gender for all purposes of this Plan.

10.8 Expenses. Costs of administration of the Plan shall be paid by the Company.

IN WITNESS WHEREOF, the Company has executed this 2005 Deferred Compensation Plan on November 6, 2006, effective as of the Effective Date.

MOLINA HEALTHCARE, INC.

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